Limited Term Tax-Exempt Bond Fund of America
January 31, 2018
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$30,667
Class B	$-
Class C	$151
Class T*	$-
Class F-1	$798
Class F-2	$3,854
Class F-3	$1,575
Total	$37,045
Class R-6	$3,481
Total	$3,481
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.1567
Class B	$-
Class C	$0.0978
Class T	$0.1785
Class F-1	$0.1508
Class F-2	$0.1711
Class F-3	$0.1798
Class R-6	$0.1800
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	199,026
Class B	-
Class C	1,500
Class T	1
Class F-1	5,179
Class F-2	24,060
Class F-3	10,015
Total	239,781
Class R-6	19,626
Total	19,626
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$15.58
Class B	$-
Class C	$15.58
Class T	$15.58
Class F-1	$15.58
Class F-2	$15.58
Class F-3	$15.58
Class R-6	$15.58
* Amount less than one thousand